[CONFORMED COPY]

              FIRST AMENDMENT TO SERVICES AGREEMENT


     This is the First Amendment to that certain Services Agreement dated as of March 1, 1995 (the "Services Agreement"), by and between Kash n' Karry Food Stores, Inc., a Delaware corporation
("Kash n' Karry"), and GSI Outsourcing Corporation, a Delaware corporation ("GSI").


                              TERMS

     In consideration of the mutual covenants and promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Staff.

     1.1. Section 3.2(a) of the Services Agreement is hereby amended by deleting the second and third sentences and inserting the following in lieu thereof:

          Within 10 days prior to the Effective Employment Date (as hereinafter defined), GSI or its Subcontractors will offer, or cause to be offered, employment to those Kash n' Karry employees listed on Schedule O (the "Affected Employee"), as the same may be amended from time to time after the Closing Date to reflect changes in such personnel. Subject to the provisions of Section 3.2(b), such employment will become effective on the earlier of May 1, 1995, or the date that is 31 days after the Closing Date (the "Effective Employment Date").

     1.2. Section 3.2(b) of the Services Agreement is hereby amended by deleting the third sentence and inserting the following in lieu thereof:

          On or before the Effective Employment Date, Kash n' Karry will pay to such Transferred Employees all monies owed to them by reason of their employment with Kash n' Karry, on a prorata basis as of the Effective Employment Date.

     1.3. GSI represents and warrants to Kash n' Karry that GSI is presently obtaining bids for workers compensation and employers' extended coverage liability insurance as required pursuant to
Section 15.1 of the Agreement. GSI further covenants and agrees to obtain such coverage and to provide to Kash n' Karry a certificate of insurance on or before the Effective Employment Date (as defined in the Agreement).

2.   Reconciliation of Service Charges During Transition Period.

     2.1. Section 3.9 of the Services Agreement is hereby deleted in its entirety, and the following is hereby inserted in lieu thereof:

          (a) On the Closing Date, all payment obligations and liabilities under the Contracts and all other costs and expenses associated with the provision of Services shall be apportioned between the parties as of the opening of business on the Commencement Date, it being understood that Kash n' Karry shall be responsible for any such obligations, liabilities, costs and expenses for all periods prior to the Commencement Date, and that GSI shall be responsible for any such obligations, liabilities, costs and expenses for all periods commencing on and after the Commencement Date. To the extent that Kash n' Karry pays any costs and expenses associated with the provision of Services during the Transition Period, such amounts shall be credited against the portion of the Annual Service Charge for 1995 that is payable by Kash n' Karry on the Closing Date pursuant to Section 7.1 hereof.
               On or before the Closing Date, Kash n' Karry will submit to GSI an itemized list of all such costs and expenses paid by Kash n' Karry through the most recent practicable date prior to the Closing Date (the "Itemized Costs"). From time to time after the Closing Date, the parties agree to make such further adjustments between them as may be necessary to properly allocate the payment obligations and liabilities under the Contracts, and all other costs and expenses associated with the provision of Services hereunder, between the parties as of the Commencement Date. Without limitation of the foregoing, if, following the Closing Date, Kash n' Karry incurs additional costs and expenses in connection with the provision of Services on and after the Commencement Date (including, without limitation, the costs and expenses of employing the Affected Employees through the Effective Employment Date), GSI will reimburse Kash n' Karry for such costs and expenses promptly upon receipt from Kash n' Karry of an itemized statement thereof. During the three month period following the Closing Date, GSI shall have the right to review the books and records of Kash n' Karry, during normal business hours, for purposes of auditing the Itemized Costs and any additional reimbursable costs and expenses of Kash n' Karry.
          (b) Prior to and from time to time after the Closing Date, the parties agree to negotiate in good faith any adjustments to the Annual Services Charge attributable to any Retained Contracts, costs relating to assigning the Assets, material costs and liabilities not disclosed in the MIS Budget, and any costs reallocated between the parties pursuant to negotiations during the Transition Period.

     2.2. Section 7.1 of the Services Agreement is hereby amended by deleting the third sentence and inserting the following in lieu thereof:

          Provided, however, the Annual Services Charge for 1995 will be due and payable as follows:

          (a) an amount equal to the sum of the following will be payable by Kash n' Karry on the Closing Date:
               (i) the portion of the Annual Services Charge for 1995 allocable to the Transition Period, prorated on a per diem basis, minus (ii) the total amount of Itemized Costs paid by Kash n' Karry pursuant to
               Section 3.9(a) hereof;

          (b) an amount equal to 1/12th of the total Annual Services Charge for 1995, prorated on a per diem basis for the period from and including the Closing Date to the last day of such month, will be payable by Kash n' Karry on the Closing Date; and

          (c) the portion of the Annual Services Charge for 1995 allocable to the period commencing on the first day of the month next succeeding the Closing Date will be payable in equal installments prorated over the number of remaining months in 1995.

          For example, if (i) the Closing Date occurs on April 1,
          1995, (ii) the total Annual Services Charge for 1995 is
          $7,839,000, and (iii) the Itemized Costs are $1,500,000, then:

          --   The sum of $459,750 would be payable by Kash n'
               Karry on April 1, 1995, pursuant to clause (a) above ($1,959,750 - $1,500,000 = $459,750);

          --   The sum of $653,250 would be payable by Kash n'
               Karry on April 1, 1995, pursuant to clause (b) above; and

_________________
1        ($7,839,000/12) X 3 = $1,959,750
          -- The sum of $5,226,000 would be payable by Kash n' Karry in equal monthly installments of $653,250 each commencing on May 1, 1995, and on the first day of each month thereafter, through and including December 1, 1995.

3.   Appointment of GSI as Paying Agent.

     3.1. Section 3.4(a) is hereby amended by adding the following to the end thereof:

          For example, and without limitation of the foregoing, Kash n' Karry may appoint GSI as its paying agent with respect to any such given Contract, in which event GSI will have such rights and obligations with respect to such Contract and the equipment and Applications Software covered thereby as if it were a Retained Contract described in Section 3.4(b); provided, however, in such event, no adjustment would be made to the Annual Services Charge by reason of the appointment by GSI as paying agent, a subsequent assignment to GSI of all rights and privileges of Kash n' Karry thereunder, the termination by GSI of the Contract, or the achievement by GSI of cost-savings in managing any such Contracts in connection with the performance of Services hereunder..

     3.2. Section 3.4(b) is hereby amended by adding the following clause to the beginning of the first sentence thereof:

          Except as provided in Section 3.4(a) with respect to Contracts for which GSI is appointed as paying agent,

     3.3. Kash n' Karry is a party to contracts with IBM Corporation governing certain Kash n' Karry Machines and certain Assets and, at the Closing, will appoint GSI as its paying agent with respect to the contracts governing the Assets identified on Annex I to Schedule D. Until such time as Kash n' Karry is able to obtain segregated invoices from IBM reflecting charges allocable only to the Kash n' Karry Machines, GSI also agrees to serve as paying agent with respect to the Kash n' Karry Machines as set forth on Exhibit 1 attached hereto and to submit monthly invoices to Kash n' Karry reflecting such charges, and Kash n' Karry agrees to reimburse GSI upon receipt of an invoice for such charges.

4.   Hand Held Scanners.

     The parties acknowledge and agree that GSI is not required, as part of the Services rendered under the Agreement, to replace any obsolete MSI hand-held scanners currently being utilized in the Kash n' Karry retail locations, notwithstanding the assumption by GSI of Kash n' Karry's payment obligations under the maintenance contracts for such units.
5.   Schedules.

     The parties acknowledge and agree that they are presently collaborating on the preparation of Schedule Q (Help Desk), and agree to finalize such schedule within three months after the Closing Date.

6.   Incorporation.

     This First Amendment is hereby incorporated into and made a part of the Services Agreement as if fully set forth therein. Except as amended herein, the Services Agreement remains in full force and effect. In the event of any conflict between the provisions of the Services Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall govern.

     IN WITNESS WHEREOF, the parties hereto have hereunto executed this First Amendment by and through their duly authorized officers on the day and year set forth below.

                                   KASH N' KARRY FOOD STORES, INC.,
                                    a Delaware corporation


                                   By: /s/ R. P. Springer
                                   Name: Raymond P. Springer
                                   Title: SR VP - CFO

                                   GSI OUTSOURCING CORPORATION,
                                    a Delaware corporation



                                   By: /s/ Philippe Guionnet
                                   Name: P. Guionnet
                                   Title: VP














                             20/WL/LWH/KNK.SEC/S1.95/EX-10-5B.ASC


                            SCHEDULE?



          GSI acts as the paying agent for Kash n' Karry on IBM invoices. Kash n' Karry will be re-invoiced monthly for:

          RX                            $ 4,876.16
          Financing Charge               19,434.00
          Capital Lease Equipment        14,426.00
          Volume Purchase Agreement       6,128.00


          Total                         $44,864.16
































                           Exhibit 1